Exhibit 99.1

JUDGE GLENDA HATCHETT TO STEP DOWN FROM

GAP INC.’S BOARD OF DIRECTORS

SAN FRANCISCO — September 28, 2004 — Gap Inc. (NYSE:GPS) today announced that Judge Glenda Hatchett has decided to leave the company’s Board of Directors, effective October 31, due to professional commitments.

A former judge in Georgia, Ms. Hatchett presided over the Fulton County Juvenile Court for eight years, making her the first African-American chief presiding justice of a Georgia state court. Today, she is well known as the judge on the syndicated courtroom television program “Judge Hatchett,” which premiered in 2000.

Ms. Hatchett informed the company’s board of her decision during a regularly scheduled board meeting. She has served on Gap Inc.’s Board of Directors since 1999 and is a member of the board’s Governance, Nominating and Social Responsibility Committee, and has also served in the past on the Compensation and Management Development Committee.

“For the past five years, Glenda has provided valuable support and insight to Gap Inc.’s board and management team,” said Bob Fisher, Chairman, Gap Inc. Board of Directors. “On behalf of the board, I’d like to thank Glenda for her many contributions.”

With this announcement, Gap Inc.’s board will have 13 directors – nine of whom are independent as defined by the New York Stock Exchange. All board members are elected annually at the company’s shareholders’ meeting to one-year terms.

With Ms. Hatchett’s departure, seven independent board members continue to serve on the company’s Governance, Nominating and Social Responsibility Committee, which is chaired by Bob L. Martin, the board’s Lead Independent Director.

More information about Gap Inc.’s Board of Directors and corporate governance practices can be found on the company’s Web site at gapinc.com.

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Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2003 sales were $15.9 billion. As of August 28, 2004, Gap Inc. operated 3,016 stores in the United States, the United Kingdom, Canada, France and Japan. In the United States, customers also may shop the company’s online stores at gap.com, BananaRepublic.com and oldnavy.com.

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